Exhibit 2(r)(4)
Marsico Capital Management, LLC
the Marsico Investment Fund
Code of Ethics

A.	Introduction and Overview	2

B.	Persons Covered by the Code	3

C.	General Conduct Guidelines for Personal Investments	5

D.1.	Prohibition on Purchases of Certain Securities	6

D.2.	Exempted Transactions	7

D.3.	Pre-clearance and Other Requirements for Selling Restricted Trading Securities and Marsico Fund Shares	10

E.1.	Reports About Securities Holdings and Transactions	12

E.2.	Review of Reports and Other Documents	15

F.	Violations of the Code	15

G.	Protection of Material, Non-Public Information	16

H.1.	Miscellaneous Issues concerning Board Service, Gifts, and Limited Offerings	16

H.2.	Recordkeeping Requirements	17

H.3.	Board Approval and Annual Review Requirements	18

H.4.	Certification of Compliance	19

H.5.	Adoption and Effective Date	19

I.	Definitions	19

J.	Forms	22

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